Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Sunnova Energy International Inc. of our report dated April 5, 2019, except for the change in the manner in which the Company accounts for leases discussed in Note 1 to the consolidated financial statements and except for the financial statement schedule, as to which the date is May 22, 2019 relating to the consolidated financial statements and financial statement schedule of Sunnova Energy Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 27, 2019